Exhibit 10.62

DURECT CORPORATION

AT

2200 RIVERCHASE

LEASE AGREEMENT

TABLE OF CONTENTS

1-15.	SUMMARY OF LEASE TERMS	3-4
16.	LEASE TERM	4
17.	COMPLETION OF IMPROVEMENTS	4
18.	BASE RENTAL; SECURITY DEPOSIT	4
19.	ADDITIONAL RENT	5
20.	BROKERAGE DISCLOSURE	6
21.	USE	6
22.	TENANT’S ACCEPTANCE	7
23.	ASSIGNMENT AND SUBLETTING	7
24.	HOLDING OVER	8
25.	ALTERATIONS AND IMPROVEMENTS	8
26.	REPAIRS TO THE PREMISES	8
27.	ENTRY BY LANDLORD	8
28.	DEFAULT AND REMEDIES	9
29.	LANDLORD’S SERVICES	10
30.	DESTRUCTION OF PREMISES	11
31.	CONDEMNATION OF PREMISES	11
32.	INSURANCE/INDEMNIFICATION	11
33.	NOTICES	12
34.	TRANSFER OF TENANT	13
35.	SUCCESSORS AND ASSIGNS; ATTORNMENT	13
36.	SEVERABILITY	13
37.	SUBORDINATION; ESTOPPEL CERTIFICATES	13
38.	HAZARDOUS SUBSTANCES	13
39.	DAMAGE OR THEFT OF PERSONAL PROPERTY	14
40.	FORCE MAJEURE	14
41.	SPECIAL STIPULATIONS	14
42.	FINANCIAL STATEMENTS	14
43.	SURRENDER OF PREMISES	14
44.	MISCELLANEOUS	15

EXHIBITS:

“A” – PREMISES

“B” – RULES AND REGULATIONS

“C” – OPERATING EXPENSES

“D” – WORK AGREEMENT

“E” – RENT COMMENCEMENT DATE AND EXPIRATION DATE

“F” – SPECIAL STIPULATIONS

“G” – LETTER OF CREDIT

“H” – Subordination Agreement and Estoppel, Non-Disturbance and Attornment Agreement

COLONIAL PROPERTIES TRUST

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made effective as of the 19 day of Oct, 2010 (the “Effective Date”), by and between DRA/CLP RIVERCHASE CENTER BIRMINGHAM, LLC, a Delaware limited liability company (the “Landlord”); and DURECT CORPORATION, a Delaware Corporation. (the “Tenant”).

SUMMARY OF LEASE TERMS

1. LANDLORD’S ADDRESS:	DRA/CLP RIVERCHASE CENTER BIRMINGHAM, LLC
c/o Colonial Properties Services, Inc.
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203
Attn: Vice President

2. RENTAL PAYMENT ADDRESS:	DRA/CLP RIVERCHASE CENTER BIRMINGHAM, LLC
Post Office Box 933848
Atlanta, GA 31193-3848

3. TENANT ADDRESS:	2200 Riverchase Center, Suite 501
Birmingham, AL 35244

With copy to:
Durect Corporation
2 Results way
Cupertino, CA 95014
Attn: Vice President and General Counsel

4. PARK:	Riverchase Center

5. BUILDINGS:	2200 Riverchase Center (includes all 3 buildings);

6. PREMISES; BUILDING:	Suite 501 (as shown on Exhibit “A”); Building #500

7. RENTABLE AREA OF THE PREMISES:	21,540 Square Feet

8. RENTABLE AREA OF THE BUILDINGS:	107,644 Square Feet (includes all 3 buildings)

9. COMMENCEMENT DATE:	December 1, 2010

10. LEASE TERM:	The period commencing at 12:01 a.m. on the Commencement Date and expiring on the final day of the month in which the one hundred twenty-eighth (128th) month anniversary of the date prior to the Commencement Date occurs.

11. BASE RENTAL:

LEASE TERM	MONTHLY	ANNUALLY
December 1, 2010-July 31, 2011	$0	$0
August 1, 2011-November 30, 2011	$21,540.00	$86,160.00
December 1, 2011-November 30, 2012	$22,078.50	$264,942.00
December 1, 2012-November 30, 2013	$22,634.95	$271,619.40

$23,209.35	$278,512.20
$23,783.75	$285,405.00
$24,376.10	$292,513.20
$24,986.40	$299,836.80
$25,614.65	$307,375.80
$26,260.85	$315,130.20
$26,925.00	$323,100.00
$27,607.10	$220,856.80

12. INITIAL INSTALLMENT:	$21,540.00

13. SECURITY DEPOSIT:	$21,540.00

14. BASE OPERATING EXPENSES RATE:	$3.26/RSF of the rentable area of the Buildings

15. EXHIBITS:	Exhibit “A” - Premises
Exhibit “B” - Rules and Regulations
Exhibit “C” - Operating Expenses
Exhibit “D” - Work Agreement
Exhibit “E” - Rent Commencement Date and Expiration Date
Exhibit “F” - Special Stipulations
Exhibit “G” - Letter of Credit

All Exhibits listed above are attached to the Lease and expressly made a part hereof.

GENERAL LEASE PROVISIONS

16. LEASE TERM. Landlord does hereby rent and lease to Tenant the Premises for the Term hereof, subject to the terms and conditions of this Lease. Landlord and Tenant acknowledge and agree that the Rentable Area of the Premises is accurate for all purposes used herein. No easement for light, air or view is granted or implied hereunder. Promptly after the Commencement Date, Landlord or Landlord’s agent shall send to Tenant a supplemental notice substantially in the form of Exhibit “E” attached hereto and by this reference made a part hereof specifying the Rental Commencement Date and the date of expiration of the Term. “Lease Year,” as used herein, means a period of twelve (12) consecutive calendar months, or a portion thereof falling within the Term, with the first Lease Year commencing with the first day of the first calendar month beginning on or after the Commencement Date and each subsequent Lease Year commencing on each anniversary during the Term of the first day of the first Lease Year. The period, if any, from the Commencement Date to the beginning of the first Lease Year shall be treated as if it were part of the first Lease Year under this Lease for all purposes.

17. COMPLETION OF IMPROVEMENTS. Tenant shall perform and diligently pursue the completion of the Work (as defined in the Work Agreement) in accordance with the terms of this Lease and in accordance with the Work Agreement attached hereto as Exhibit “D”.

18. BASE RENTAL; SECURITY DEPOSIT.

(a) Beginning with the Commencement Date, Tenant shall pay in advance to Landlord at Landlord’s Address For Rental Payments, or at such other place as Landlord shall designate in writing, promptly, without demand, deduction or offset, on the first day of each month during the Term the Base Rental, which shall be adjusted from time to time as provided in Paragraph 11 hereof. For purposes of calculating the Base Rental as set forth in Paragraph 11, the Rent Per Square Foot rates set forth therein include the amount, if any, of the Base Operating Expenses Rate required to be paid by Tenant. If the Term commences on a day other than the first day of a month, or terminates or expires on a day other than the last day of a month, the Base Rental for such partial month shall be prorated based upon the actual number of days in such a month. In the event the Base Rental to be paid hereunder, or other charges as hereinafter provided, is not received by Landlord by the fifth (5th) day of the month due, Landlord shall have the right to impose a late charge of five percent (5%) of all amounts past due.

Notwithstanding the foregoing, Landlord will not assess a late charge until (1) Landlord has given written notice of such late payment for the first late payment in any twelve (12) month period and (2) after Tenant has not cured such late payment within three (3) days from receipt of such notice (but in no event shall Landlord be required to provide such notice more than one (1) time in any twelve (12) month period).

(b) Simultaneously with the execution of this Lease, Tenant shall pay to Landlord the Initial Installment. Such sum shall be applied by Landlord to the first installment(s) of Base Rental as they become due hereunder.

(c) With the execution of this Lease, Tenant has also deposited with Landlord the Security Deposit for the performance by Tenant of all the terms, covenants and conditions of this Lease. Unless required to do so by law, Landlord shall have no obligation to segregate the Security Deposit from any other funds of Landlord, and interest earned on the Security Deposit shall belong to Landlord. The Security Deposit shall not be considered advance payments of rental or a measure of Landlord’s damages, in a default by Tenant. Landlord shall have the right to apply any part of the Security Deposit to cure any default of Tenant, and, if Landlord does so, Tenant shall, upon demand, deposit with Landlord the amount so applied so that Landlord shall have the full Security Deposit on deposit at all times during the Term. In a sale or lease of the Building, Landlord shall transfer the Security Deposit to the purchaser or lessee, and Landlord shall thereupon be released from all liability for the return of the Security Deposit, and Tenant shall look solely to the successor of Landlord for the return of the Security Deposit.

19. ADDITIONAL RENT.

(a) The following terms, as used in this Lease, shall have the following meanings:

“Escalation Year” means each calendar year, commencing with the first full calendar year following the calendar year in which the Commencement Date occurs, falling, in whole or in part, within the Term.

“Operating Expenses” are defined in Exhibit “C”.

“Excess Expenses” means the amount by which the annual Operating Expenses incurred by Landlord during each successive Escalation Year exceed the product of the rentable area of the Buildings as of the Effective Date and the Base Operating Expenses Rate (such product being $350,919).

“Tenant’s Share” means Tenant’s pro rata share of the Excess Expenses for a given Escalation Year, which shall be determined by dividing the Excess Expenses by the rentable area of the Buildings and multiplying the resulting quotient by the rentable area of the Premises.

(b) Tenant shall pay to Landlord as additional rent (the “Additional Rent”), for each Escalation Year during the Term, Tenant’s Share for such Escalation Year. Additional Rent shall be payable to Landlord at the time and place that the Base Rental is payable and Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Rental. In addition to the foregoing, any and all sums which may become due and payable to Landlord pursuant to the terms of the Lease shall be treated as so much Additional Rent. The term “Rent” as hereinafter used shall collectively constitute both Base Rental and Additional Rent payable by Tenant under this Lease. Provided, however, Additional Rent shall be considered Rent for purposes of default, but shall not be deemed Rent with respect to government taxation, wage, price and rent controls unless specifically required by law. If the said Rent is not paid by the first (1st) day of each month, a late charge of five percent (5%) of the Rent then due shall become due and payable. Notwithstanding the foregoing, Landlord will not assess a late charge until (1) Landlord has given written notice of such late payment for the first late payment in any twelve (12) month period and (2) after Tenant has not cured such late payment within three (3) days from receipt of such notice (but in no event shall Landlord be required to provide such notice more than one (1) time in any twelve (12) month period). Should a check for any payment be returned due to insufficient funds or for any other reason, a charge of twenty dollars ($20.00) per each return shall immediately become due and payable.

(c) As soon as practical prior to the beginning of each Escalation Year (including during any extension or renewal of the Term), Landlord shall deliver to Tenant a statement setting forth (i) Landlord’s projection of the Excess Expenses for the upcoming Escalation Year, (ii) Tenant’s Share as projected for the upcoming Escalation

Year and (iii) a computation of the monthly installments to be paid by Tenant toward Tenant’s Share for the upcoming Escalation Year, which amount shall be one-twelfth (1/12) of the amount determined pursuant to (ii) above. In the event such statement is not delivered until after the commencement of the Escalation Year, Tenant shall continue to pay Tenant’s Share based on the prior year’s statement, if any, until the statement for the then-current Escalation Year is delivered, and when such statement is delivered, Tenant shall pay to Landlord the amount by which the monthly installments of Tenant’s Share shown on such statement exceed the installments of Tenant’s Share actually paid by Tenant for the expired months in the then-current Escalation Year within thirty (30) days after the rendering of such statement by Landlord, and from and after the delivery of such statement Tenant shall pay to Landlord in advance on the first day of each calendar month following the rendering of such statement the monthly installments provided for in such statement, such payments to continue until another statement is rendered. If at any time it appears to Landlord that Tenant’s Share for such Escalation Year will exceed Landlord’s prior estimate of Tenant’s Share for such Escalation Year by more than five percent (5%), Landlord shall have the right to revise, by notice to Tenant, its estimate for such Escalation Year, and subsequent payments by Tenant for such Escalation Year shall be based upon the revised estimate of Tenant’s Share for such Escalation Year.

(d) Commencing with Landlord’s statement delivered with respect to the second full Escalation Year occurring during the Term, Landlord shall also set forth (i) the actual amount of the Operating Expenses incurred during the preceding Escalation Year, and (ii) any underpayment or overpayment by Tenant based on Tenant’s monthly payment(s) (if any) of Tenant’s Share made during the preceding Escalation Year and the actual Excess Expenses. In the event of any underpayment by Tenant, Tenant shall pay the full amount of such deficiency to Landlord within thirty (30) days of receipt of Landlord’s statement. Any overpayment by Tenant shall, at Landlord’s option, either be (i) paid to Tenant within thirty (30) days of delivery of Landlord’s statement, or (ii) applied to Tenant's Share as projected for the ensuing calendar year. Tenant, and Tenant’s designated certified public accountant(s) and attorney(s), at Tenant’s sole expense, shall have the right, for a period of one hundred twenty (120) days after Tenant’s receipt of Landlord’s statement, to review Landlord’s determination of Tenant’s Share set forth in such statement and, in connection therewith, to audit those portions of Landlord’s records and books of account which relate to the Operating Expenses. Any such audit shall not occur more frequently than annually, shall be at a time and in a manner reasonably convenient to Landlord, shall be during Landlord’s normal business hours, and shall be conducted at Landlord’s place of business. Tenant will keep any information gained from the audit confidential and will not disclose such information, other than to carry out the purposes of this Lease. If it is determined that Landlord overcharged Tenant by greater than five percent (5%) of the amount it was entitled to charge Tenant during any given year, then Landlord shall reimburse Tenant for the reasonable, actually incurred costs of Tenant’s audit.

(e) For the Escalation Year in which the Term expires, Landlord shall prorate Tenant’s Share based on the number of days of such Escalation Year falling within the Term. In the event of any underpayment, Tenant shall promptly pay the full amount thereof to Landlord. If Tenant has overpaid, Landlord shall promptly reimburse Tenant the full amount of such overpayment.

(f) If the Buildings are not fully occupied during any calendar year of the Term, the Operating Expenses and the Excess Expenses for purposes of this Paragraph 19, shall be adjusted by Landlord to the amount that Landlord reasonably believes they would have been had the Buildings been fully occupied during such calendar year (and fully assessed for real estate tax purposes). For the purposes of this Paragraph 19, “fully occupied” shall mean occupancy of 95% of the rentable area of the Buildings.

20. BROKERAGE DISCLOSURE. COLONIAL PROPERTIES SERVICES, INC. (“CPSI”) HAS REPRESENTED LANDLORD IN THIS LEASE. GRAHAM & COMPANY HAS REPRESENTED TENANT IN THIS LEASE. EACH OF CPSI AND GRAHAM & COMPANY SHALL BE PAID A COMMISSION BY LANDLORD PURSUANT TO THE TERMS OF A SEPARATE AGREEMENT. Each of Landlord and Tenant shall indemnify the other from the claims of any other brokers making a claim through such party.

21. USE. The Premises shall be used for general office, manufacturing, R&D, warehouse and any other related legal uses and for no other purposes. The Premises shall not be used for any illegal purposes, nor in violation of any regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building. Tenant shall, at its own expense, promptly comply with any and all municipal, county, state and federal statutes, regulations and/or requirements applicable or relating to the use or occupancy of the Premises. To the best of Landlord’s knowledge, the Building and Premises are in compliance with all codes, including ADA, and free of any Hazardous Substances, hereinafter defined. If at any time any alterations are required (unless due to Tenant’s intended or actual use or occupancy of the Premises or the negligence or other misconduct of Tenant) in order for the Premises or Building to comply with any such codes applicable to the Premises, Landlord shall make such alterations at its sole cost and expense. Landlord shall deliver the Premises to Tenant with all operating systems in good working condition and repair.

22. TENANT’S ACCEPTANCE. Tenant shall have access to the Premises immediately upon mutual execution of this Lease and may conduct inspections including a Phase I study. If, pursuant to these inspections and studies, Landlord is notified in writing (the “Environmental Notice”) that the condition of the Premises immediately prior to the mutual execution of the Lease is found not to have been in compliance with all material municipal, county, state and federal environmental statutes, regulations and/or requirements then applicable or relating to the Premises, Landlord shall promptly notify Tenant in writing of Landlord’s receipt of the Environmental Notice and Landlord shall have the option to either (1) terminate this Lease by written notification to Tenant given at any time within thirty (30) days from the date of Landlord’s receipt of the Environmental Notice or (2) diligently pursue the remediation thereof. In the event that any such remediation efforts by Landlord cause the Premises, or a portion thereof, to be unusable by Tenant for its intended use, all Rent shall abate for such time as the Premises are unusable or proportionately for such portion of the Premises as shall be unusable; provided, however, in the event Tenant is unable to use the Premises for its regular business use for a period in excess of six (6) months from the date of Landlord’s receipt of the Environmental Notice, Tenant shall have the option to terminate this Lease by written notification to Landlord given at any time between the sixth (6th) and seventh (7th) month anniversary of the date of Landlord’s receipt of the Environmental Notice. Landlord will install at its cost a sprinkler and fire alarm system in the Premises in accordance with the terms of the Work Agreement.

23. ASSIGNMENT AND SUBLETTING.

(a) Tenant shall not, whether by operation of law or otherwise, assign, transfer, hypothecate or otherwise encumber this Lease or any interest herein and shall not sublet or permit the use by others of the Premises or any portion thereof without obtaining in each instance Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold or delay. Any such assignment, sublease, transfer or hypothecation without Landlord’s prior written consent shall be void and shall, at Landlord’s option, constitute a default under this Lease. No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee shall release Tenant from any of its obligations hereunder or be deemed to constitute Landlord’s consent to any assignment, sublease, transfer or hypothecation, and in any event, Tenant shall remain primarily liable on this Lease for the entire Term hereof and shall in no way be released from the full and complete performance of all the terms, conditions, covenants and agreements contained herein.

(b) If Tenant should desire to assign this Lease or sublet the Premises or any part thereof, Tenant shall give Landlord prior written notice, which notice shall specify (i) the name and business of the proposed assignee or sublessee, (ii) the amount and location of the space affected, (iii) the proposed effective date and duration of the subletting or assignment, and (iv) the proposed rental or other consideration to be paid to Tenant by such sublessee or assignee. Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord elects (1) to permit Tenant to assign or sublet such space, in which event if the proposed rental between Tenant and sublessee for the space affected after deductions for costs of sublease such as brokers commission, attorneys fees and improvements, is greater than the Base Rental as adjusted under this Lease applicable to the space affected, or if consideration other than rental is paid to Tenant by such assignee or sublessee with respect to the affected space, then fifty percent (50%) of such excess rental and other consideration shall be deemed Additional Rent owed by Tenant to Landlord under this Lease, and the amount of such excess shall be paid by Tenant to Landlord in the same manner that Tenant pays the Base Rental hereunder and in addition thereto, (2) to withhold consent to Tenant’s assigning or subleasing such space and to continue this Lease in full force and effect as to the entire Premises, or (3) to consent to Tenant assigning or subleasing such space, subject to Landlord’s approval of the assignment or sublease document. If Landlord should fail to notify Tenant in writing of such election within said fifteen (15) day period, Landlord shall be deemed to have elected option (2) above. Tenant agrees to reimburse Landlord in an amount of up to $1,000.00 for Landlord’s attorneys’ fees and costs incurred in connection with the processing and documentation of each request made pursuant to this Paragraph. Notwithstanding the giving by Landlord of its consent to any assignment or sublease with respect to the Premises, no such assignee or sublessee may exercise any expansion option, right of first refusal option, or renewal option under this Lease except in accordance with a separate written agreement entered into directly between such assignee or sublessee and Landlord, and, absent Landlord’s written agreement to the contrary, all option rights of Tenant, and all lease rights of Tenant created pursuant to the exercise of any option rights, with respect to any space so assigned or subleased shall be extinguished.

(c) The sale or transfer of Tenant’s voting stock (if a corporation) or a partnership interest (if a partnership) or member interest (if a limited liability company) in Tenant resulting in the transfer of control of a majority of such stock or interest, or the occupancy of the Premises by any successor firm of Tenant or by any firm into which or with which Tenant may become merged or consolidated shall be deemed an assignment of this Lease requiring the prior written consent of Landlord. Notwithstanding anything to the contrary in this Lease and after ten (10) days prior written notice to Landlord, Tenant may, without Landlord’s prior written consent and not subject to any recapture or bonus rent provisions, sublet the Premises or assign the Lease to: (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action; or (iii) a purchaser of substantially all of Tenant’s assets located in the Premises. In the event of either (ii) or (iii) above, the assignee must have a net worth greater than that of Tenant immediately prior to the merger or acquisition. Any of the above are referenced hereafter as “Permitted Transfer” and the transferee is referenced as “Permitted Transferee”. For the purpose of this Lease, sale of Tenant’s capital stock through any public exchange or issuances for purposes of raising financing shall not be deemed an assignment, subletting, or any other transfer of the Lease or the Premises.

24. HOLDING OVER. If Tenant remains in possession after the expiration of the Term, or the termination of this Lease, it shall be a tenant at sufferance only and there shall be no renewal hereof by operation of law. In such event, such occupancy shall be at an amount equal to one hundred twenty-five percent (125%) of the Base Rental in effect immediately prior to the expiration or termination of this Lease and shall otherwise be subject to all of the covenants and provisions of this Lease (including, without limitation, those related to Additional Rent). Tenant shall be liable to Landlord for all damages and costs incurred by Landlord as a result, in whole or in part, of Tenant’s failure to deliver possession of the Premises to Landlord upon expiration or termination of the Term, and Landlord shall provide Tenant thirty (30) days prior written notification of such damage or anticipation of such damage and Tenant does not vacate within that notice period.

25. ALTERATIONS AND IMPROVEMENTS.

(a) No alteration in, or addition to, the Premises will be made without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld. Landlord reserves the right to charge Tenant a fee equal to the Landlord’s actual costs, not to exceed three percent (3%) of the cost of the work for alterations, for Landlord’s supervision of such alterations or additions.

(b) All erections, additions, fixtures and improvements, whether temporary or permanent in character (except only the trade fixtures and movable office furniture of Tenant) made in or upon the Premises, shall be and remain Landlord’s property and shall remain upon the Premises at the expiration or earlier termination of this Lease, with no compensation to Tenant. Landlord reserves the right to elect at the time of giving consent or, if no consent is given for the alteration, within sixty (60) days prior to Lease termination, to require Tenant to remove any such improvements or additions at the termination hereof or within fifteen (15) days thereafter. Upon Tenant’s failure to do so, Landlord may, at its election, repair any damage to the Premises caused by or in connection with the removal of any articles of personal property, business or trade fixtures, alterations, improvements and installations, and all costs for such repairs shall be at Tenant’s expense.

26. REPAIRS TO THE PREMISES. Landlord shall not be required to make any repairs or improvements to the Premises, except structural repairs necessary for safety and tenantability. Tenant shall, at its own cost and expense, keep in good repair all portions of the Premises, including but not limited to windows, glass and plate glass, doors, interior walls and finish work, floors and floor coverings, and supplemental or special heating and air conditioning system, and shall take good care of the Premises and its fixtures and permit no waste, except normal wear and tear with due consideration for the purpose for which the Premises are leased.

27. ENTRY BY LANDLORD. Landlord, or any of its authorized agents, shall have the right to enter the Premises at reasonable times during Tenant’s normal business hours upon reasonable prior notice (except in cases of emergency when no prior notice is required) for the purposes of examination and inspection, making repairs, alterations or improvements which Landlord shall deem necessary for the safety, preservation or improvement of the Building, making repairs, alterations or improvements to any adjoining space, showing the Premises to prospective purchasers, or exercising any of the rights of Landlord under this Lease. Landlord shall have the right to enter the Premises at reasonable times during Tenant’s normal business hours upon reasonable prior notice during the five (5) months prior to the expiration of this Lease to show the Premises to prospective tenants.

28. DEFAULT AND REMEDIES.

(a) In addition to the circumstances hereinbefore set forth, the occurrence of any of the following shall constitute a default of this Lease by Tenant: (i) the filing of any voluntary petition or similar pleading under any section or sections of any bankruptcy or insolvency act by or against Tenant or the institution of any voluntary or involuntary proceeding in any court or tribunal to declare Tenant insolvent or unable to pay Tenant’s debts as they mature and, in the case of an involuntary petition or proceeding, the petition or proceeding is not dismissed within forty-five (45) days from the date it is filed, or the making of an assignment for the benefit of its creditors by Tenant, or the appointment of a trustee or receiver for Tenant or for the major part of Tenant’s property; (ii) Tenant’s failure to pay the monthly Base Rental, Additional Rent or any other sum due hereunder, if such nonpayment continues for five (5) or more days after the date written notice of such late payment is provided to Tenant; (iii) Tenant’s default in the prompt and full performance of any other provision of this Lease and Tenant does not cure the default within thirty (30) days after written demand by Landlord that the default be cured (unless the default involves a condition dangerous to person or property, or which will become worse if no immediate action is taken to cure such default, in which event such default shall be cured forthwith upon Landlord’s demand); (iv) Tenant shall do or permit to be done anything that creates a lien upon the Premises or the Building. Landlord shall have no obligation to notify Tenant of any violations of this Lease on more than two (2) occasions during any Lease Year, and an event of default shall be deemed to have occurred hereunder in such circumstances without the necessity of any prior notice by Landlord or opportunity to cure by Tenant.

(b) Upon the occurrence of any default by Tenant as aforesaid, Landlord, in addition to any and all other rights or remedies it may have at law or in equity, shall have the option of pursuing any one or more of the following remedies:

(i) Landlord shall have the immediate right of reentry and may remove all property from the Premises to a warehouse or elsewhere at the cost of, and for the account of Tenant, all without being deemed guilty of trespass or becoming liable for any loss, damage or damages which may be occasioned thereby;

(ii) Landlord may terminate this Lease by giving notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, with the same force and effect as though the date so specified were the date herein originally fixed as the expiration date of the Term of this Lease, and all rights of Tenant under this Lease and in and to the Premises shall expire and terminate, and Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Premises to Landlord on the date specified in such notice;

(iii) Landlord may terminate this Lease as provided in subparagraph 28(b)(ii) hereof and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, a sum which, at the date of such termination, represents the then present value (calculated at the rate of fifteen percent (15%) interest per annum) of the Base Rental (including without limitation, increases in Base Rental pursuant to Paragraph 11 hereof), Additional Rent, and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the date hereinbefore set for the expiration of the full term hereby granted, which sum shall be deemed immediately due and payable;

(iv) Landlord may, from time to time without terminating this Lease, and without releasing Tenant in whole or in part from Tenant’s obligation to pay Base Rental, Additional Rent and all other amounts due under this Lease and perform all of the covenants, conditions and agreements to be performed by Tenant provided in this Lease, make such alterations and repairs as necessary to relet the Premises, and, after making such alterations and repairs, Landlord may, but shall not be obligated to, relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term of this Lease) at such rental and upon such other terms and conditions as Landlord in its sole discretion may deem advisable or acceptable; upon each reletting, all rentals received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord;

second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorneys’ fees, and of costs of such alterations and repairs; third, to the payment of the Base Rental, Additional Rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied against payments of future Base Rental, Additional Rent or other charges as the same may become due and payable hereunder. In no event shall Tenant be entitled to any excess rental received by Landlord over and above charges that Tenant is obligated to pay hereunder, including Base Rental, Additional Rent and all other charges; if such rentals received from such reletting during any month are less than those to be paid during the month by Tenant hereunder, including Base Rental, Additional Rent and all other charges, Tenant shall pay any such deficiency to Landlord, which deficiency shall be calculated and paid monthly. Tenant shall also pay Landlord as soon as ascertained and upon demand all costs and expenses incurred by Landlord in connection with such reletting and in making any alterations and repairs which are not covered by the rentals received from such reletting; notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(c) All sums past due from Tenant under this Lease shall bear interest at fifteen percent (15%) per annum, but in no event in excess of the maximum lawful rate, from due date until paid in full.

(d) Tenant shall and hereby agrees to pay all costs and expenses incurred by Landlord in enforcing any of the covenants and agreements of this Lease, or as a result of an action brought by Landlord against Tenant for an unlawful detainer of the Premises, and all such costs, expenses and attorneys’ fees shall, if paid by Landlord, be paid by Tenant to Landlord within fifteen (15) days of Landlord’s written demand therefor, together with interest at fifteen percent (15%) per annum, but in no event in excess of the maximum lawful rate, from the date of Landlord’s payment thereof and only if Landlord is the prevailing party, otherwise Landlord will pay Tenant’s attorneys fees.

(e) In the event of a default hereunder beyond applicable periods of notice and cure, Landlord may declare Tenant in default under any or all other agreements between Landlord and Tenant or any affiliate of Tenant, whether in effect now or following the date of this Lease.

29. LANDLORD’S SERVICES.

(a) Landlord shall at its sole expense arrange to have the necessary mains and conduits to bring water, sewer service and electricity to the Premises. Tenant shall pay for all utilities used at the Premises for any purpose. Tenant agrees to pro rate utilities with the adjacent tenant(s) when applicable, based on each Tenant’s pro rata share of the space occupied and using Tenant’s power meter.

(b) Landlord may, if it so elects, furnish one or more utilities to Tenant and in such event, Tenant shall purchase the use of such service as it is tendered and shall pay on demand as Additional Rent the amount established therefor by Landlord, which amount shall not exceed the amount which would have been charged for the same service if furnished by the appropriate local utility company. Landlord may at any time discontinue the furnishing of such utility service without obligation to Tenant other than to make available to the Premises the public utility furnishing such service without interruption to Tenant. Tenant shall pay the cost of connecting any such utility service to the Premises. Landlord shall not be liable for any interruption whatsoever in utility service, whether or not furnished by Landlord, which is due to fire, accidents, strikes, acts of God or other casualties, conditions or causes beyond Landlord’s control or in order to make alterations, improvements or repairs.

(c) In the event Landlord elects to furnish the utilities as set forth in Section “b” hereof and after the Landlord has been billed for such utilities, Landlord will, in turn, bill Tenant for its pro rata share thereof unless Landlord has installed or caused to be installed separate meters. As used in this Section, the word “pro rata” shall mean the percentage of space Tenant occupies in the area of the complex served by the applicable meter. Tenant’s obligation to pay for utilities under this Section “c” shall be treated as so much Additional Rent as defined in Section 19 (a) hereof.

(d) The Landlord shall deliver the existing HVAC equipment to Tenant in good order and repair. During the Term of the Lease, Tenant shall at its own cost maintain the HVAC system in the Premises in good order and repair and will agree to enter into a service agreement with a qualified HVAC service provider for scheduled service to the HVAC system to occur no less than quarterly for each calendar year of the Lease Term (the “Service Agreement”). If the HVAC systems are not maintained in good order and repair, Tenant shall be responsible for all cost of repair to the units. In the event the HVAC system (s) in the Premises fails, and provided Tenant has maintained the required Service Agreement as addressed herein, Landlord shall be responsible for repair and/or replacement costs that exceed $750.00 in any one instance. Tenant shall be responsible for repair and/or replacement costs less than $750.00 per occurrence.

(e) Landlord shall contract for a qualified service contractor to render pest control services to the exterior portions of the Premises.

(f) Landlord shall contract for the service and maintenance of the fire and life safety alarms and systems.

30. DESTRUCTION OF PREMISES. Should the Premises be so damaged by fire or other cause that rebuilding or repairs cannot, in the opinion of Landlord’s architect, be completed within two hundred forty (240) days from the date of the fire, or other cause of damage, then either Landlord or Tenant may terminate this Lease by written notice to the other given within thirty (30) days of the date of such damage or destruction, in which event rent shall be abated from the date of such damage or destruction. However, if the damage or destruction is such that rebuilding or repairs can be completed within two hundred forty (240) days, Landlord covenants and agrees, subject to the provisions of this Paragraph 30, to make such repairs with reasonable promptness and dispatch and to allow Tenant an abatement in the rent for such time as the Premises are untenantable or unusable for Tenant’s purposes or proportionately for such portion of the Premises as shall be untenantable, and Tenant covenants and agrees that the terms of this Lease shall not be otherwise affected. Such repairs and restoration relating to Tenant’s initial leasehold improvements or improvements otherwise made by or for Tenant shall be made at Tenant’s expense in accordance with plans and specifications approved by Landlord and Tenant. Repairs and restoration to base Building improvements required by this Lease to be furnished by Landlord at its expense (other than Tenant’s initial leasehold improvements) shall be made at Landlord’s expense. In no event shall Landlord be required to repair or replace any trade fixtures, furniture, equipment or other property belonging to Tenant; nor shall Landlord have any obligation to incur any cost to repair, reconstruct or restore the Premises or the Building in excess of insurance proceeds and deductibles from the casualty necessitating such work that are made available to Landlord, under its sole control, for such work. Notwithstanding anything to the contrary contained in this Paragraph, in the event that the damage resulting from any casualty occurs during the last twelve (12) months of the Term, (1) Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises and (2) either party may terminate the Lease if the casualty causes Tenant loss of use of the Premises for more than sixty (60) consecutive days.

31. CONDEMNATION OF PREMISES.

(a) If any part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, either Landlord or Tenant shall have the right, at its option, to terminate this Lease effective as of the date possession is taken by said authority (unless all of the Premises are so taken in which case this Lease shall terminate), and Landlord shall be entitled to any and all income, rent or award and any interest thereon whatsoever which may be paid or made in connection with such public or quasi-public use or purpose. Tenant hereby assigns to Landlord its entire interest in any and all such awards, and shall have no claim against Landlord for the value of any portion of the unexpired Term. If a part of the Premises shall be so taken or appropriated, and Landlord does not elect to terminate this Lease, the Base Rental thereafter to be paid shall be reduced by an amount bearing the same ratio to the total amount of Base Rental as the rentable area of the Premises so taken bears to the entire Premises.

(b) If any part of the Building other than the Premises shall be so taken or appropriated, Landlord shall have the sole right, at its option, to terminate this Lease and shall be entitled to the entire award as above provided, and in such case Tenant shall likewise have no claim against Landlord for the value of any unexpired Term of this Lease.

(c) Nothing hereinbefore contained shall be deemed to deny to Tenant its right to claim from the condemning authority compensation or damages for its trade fixtures and personal property, provided the condemning authority makes a separate award therefor.

32. INSURANCE/INDEMNIFICATION.

(a) Tenant shall carry special form/all risk insurance insuring Tenant’s interest in Tenant’s improvements, alterations, and betterments to the Premises, including initial improvements installed by Landlord, and any and all furniture, equipment, supplies and other property owned, leased, held or possessed by it and contained therein, in an amount equal to the full replacement cost thereof, subject to reasonable deductible amounts, plus business interruption insurance respecting Tenant’s business conducted from the Premises in a reasonable amount. Tenant shall also procure and maintain throughout the Term a policy or policies of commercial general liability insurance, including contractual liability, insuring Tenant, Landlord, any manager of the Building, the asset manager of the Building, and any mortgagee which has an interest in or lien upon the Building, as additional insureds, against any and all liabilities for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises, or arising out of the condition, use or occupancy of the Premises, or in any way occasioned by or arising out of the activities of Tenant or its agents, employees or licensees in the Premises, or other portions of the Building, Building site and adjacent parking areas in amounts not less than $1,000,000 per occurrence and $2,000,000 aggregate, as well as excess liability limits of $2,000,000 per occurrence and aggregate. Tenant shall also carry such other types of insurance in form and amount which a reasonably prudent tenant would carry, should the circumstances or conditions so merit Tenant carrying such type of insurance. To the full extent permitted by law, Tenant waives all right of recovery against Landlord for, and agrees to release Landlord from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by Tenant.

(b) All insurance policies procured and maintained by Tenant pursuant to this Paragraph 32 shall be carried with companies licensed to do business in the State of Alabama with a Best policyholder rating of not less than A-, and a Best financial size rating of not less than VIII, and shall be noncancelable and not subject to material change except after thirty (30) days written notice to Landlord and any designees of Landlord. Such policies or duly executed certificates of insurance with respect thereto shall be delivered to Landlord prior to the date that Tenant takes possession of the Premises, and renewals thereof as required shall be delivered to Landlord prior to the expiration of each respective policy term.

(c) Landlord shall carry special form all risk insurance on the Premises/Building covering all real property improvements equal to the full replacement cost thereof, less Tenant’s interest in Tenant’s improvements and alterations, and lost rents insurance for at least twelve (12) months of Rent.

(d) Landlord and Tenant shall have included in all policies of fire and extended coverage covering the Premises, a waiver by the insurer of all right of subrogation against the other party in connection with any loss or damage thereby insured against. To the full extent permitted by law, Tenant waives all right of recovery against Landlord for, and agrees to release Landlord from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by Tenant.

(e) Tenant hereby indemnifies and holds Landlord and its affiliates, and their respective owners, directors, managers, officers, employees and agents (the “Landlord Indemnitees”), harmless from and against any injury, expense, damage, liability or claim, imposed on Landlord Indemnitees, or any of them, by any person whomsoever, whether due to damage to the Premises, claims for injuries to the person or property of any other tenant of the Building or Park or of any other person in or about the Buildings, or administrative or criminal action by a governmental authority, whether such injury, expense, damage, liability or claim results from the act, omission, negligence, misconduct or breach of any provisions of this Lease by Tenant, the agents, servants, invitees or employees of Tenant or from any accident or incident occurring within the Premises, however and by whomever caused, including, but not limited to Tenant’s breach of its obligations and covenants under Paragraph 38 with respect to Hazardous Substances. Tenant further agrees to reimburse Landlord Indemnitees for any costs or expenses, including, but not limited to, court costs and reasonable attorneys’ fees, which Landlord Indemnitees may incur in investigating, handling or litigating any such claim or any action by a governmental authority.

(f) Landlord will indemnify and hold Tenant harmless from and against any injury, expense, damage, liability, claim or costs (including attorneys fees and costs) arising from any Hazardous Substances in, on or under the Premises existing prior to the Effective Date.

33. NOTICES. Every notice, demand or request hereunder shall be in writing and shall be deemed to have been properly given on the date delivered personally or by courier (including a nationally recognized overnight delivery service), with a signed receipt, or two (2) business days following deposit with the United States Postal Service (or any official successor thereto) designated certified mail, return receipt requested, bearing adequate postage and addressed as designated in Paragraph 1 of the Lease. The address so designated may be changed by thirty (30) days prior written notice from time to time.

34. TRANSFER OF TENANT. Omitted.

35. SUCCESSORS AND ASSIGNS; ATTORNMENT. The covenants, conditions and agreements herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its heirs, executors, administrators, successors and assigns, and shall inure to the benefit of Tenant and only such assigns of Tenant to whom the assignment by Tenant has been consented to by Landlord. Nothing contained in this Lease shall in any manner restrict Landlord’s right to assign or encumber this Lease in its sole discretion. Should Landlord assign this Lease as provided for above, or should Landlord enter into a security deed or other mortgage affecting the Premises and should the holder of such deed or mortgage succeed to the interest of Landlord, Tenant shall be bound to said assignee or any such holder under all the terms, covenants and conditions of this Lease for the balance of the Term hereof remaining after such succession, and Tenant shall attorn to such succeeding party as its Landlord under this Lease promptly under any such succession. Tenant agrees that should any party so succeeding to the interest of Landlord require a separate agreement of attornment regarding the matters covered by this Lease, then Tenant shall enter into any such “attornment agreement,” provided the same does not modify any of the provisions of this Lease and has no adverse effect upon Tenant’s continued occupancy of the Premises.

36. SEVERABILITY. If any provision or provisions, or if any portion of any provision or provisions, in this Lease is or are ultimately determined by a court of law to be in violation of any local, state or federal law, or public policy, and if such court shall declare such portion, provision or provisions of this Lease to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Landlord and Tenant that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Lease shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interests of Landlord and Tenant under the remainder of this Lease shall continue in full force and effect, unless the amount of Base Rental, Additional Rent or other charges payable hereunder is thereby decreased, in which event Landlord may terminate this Lease.

37. SUBORDINATION; ESTOPPEL CERTIFICATES. Tenant agrees that this Lease is and shall remain subject and subordinate to all present and future mortgages, deeds to secure debt or other security instruments, including all advances, amendments, modifications, renewals, consolidations and extensions thereof (the “Security Deeds”) affecting the Building or the Premises and, with respect to any such Security Deeds in effect as of the Effective Date, such subordination shall be subject to a standard non-disturbance agreement in favor of Tenant, substantially in the form of Exhibit H attached hereto. The terms of this provision shall be self-operative and no further instrument or subordination shall be required. Tenant, however, upon request of any party in interest shall, within ten (10) business days after written request, execute and deliver to such interested party such certificate or certificates in writing as may be requested, showing the subordination, non-disturbance and attornment of the Lease to such Security Deeds. In addition, Tenant shall, within ten (10) business days after written request, at any time and from time to time execute, acknowledge and deliver to Landlord a written statement addressed to Landlord, any mortgagee or assignee of Landlord’s interest in, or purchaser of, the Building or any portion thereof, certifying as follows: (i) that this Lease is unmodified and in full force and effect (or if there has been modification thereof, that the same is in full force and effect as modified and stating the nature thereof); (ii) that to the best of its knowledge there are no uncured defaults on the part of Landlord (or if any such default exists, the specific nature and extent thereof); (iii) that there are no defenses or offsets against the enforcement of the Lease (or stating those claimed by Tenant); (iv) the date to which any rents and other charges have been paid in advance, if any; and (v) such other matters as Landlord or such mortgagee, assignee or purchaser may reasonably request. Any such certificate or statement shall, at Landlord’s request, be in recordable form and be recorded in the public records, and may be relied upon by Landlord, any mortgagee, proposed mortgagee, assignee, purchaser and any other party to whom such certificate or statement is addressed. Tenant’s failure to execute such certificate or statement within ten (10) business days after written request shall constitute an immediate default by Tenant hereunder, without the requirement of any further notice, grace period or cure period.

38. HAZARDOUS SUBSTANCES. Tenant will be installing labs, clean rooms and will be using in its labs and manufacturing facilities, certain Hazardous Substances, which use and storage shall be in accordance with all applicable laws and ordinances governing such use and storage. Tenant shall indemnify Landlord in accordance with Paragraph 32 (e) herein regarding such use and storage. For purposes of this Paragraph 38, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (EPA) or the list of toxic pollutants designated by Congress or the EPA which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively “Environmental Laws”). The obligations of Tenant under this Article shall survive any expiration or termination of this Lease.

39. DAMAGE OR THEFT OF PERSONAL PROPERTY. All personal property brought into the Premises by Tenant, or Tenant’s employees, agents, or business visitors, shall be at the risk of Tenant only, and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any act of co-tenants, occupants, invitees or other users of the Buildings or any other person. Landlord shall not at any time be liable for damage to any property in or upon the Premises, which results from gas, smoke, water, rain, ice or snow which issues or leaks from or forms upon any part of the Buildings or from the pipes or plumbing work of the same, or from any other place whatsoever.

40. FORCE MAJEURE. In the event of strike, lockout, labor trouble, civil commotion, act of God, or any other cause beyond a party’s control (collectively “force majeure”) resulting in Landlord’s inability to supply the services or perform the other obligations required of Landlord hereunder, this Lease shall not terminate and Tenant’s obligation to pay Rent and all other charges and sums due and payable by Tenant shall not be affected or excused and Landlord shall not be considered to be in default under this Lease. If, as a result of force majeure, Tenant is delayed in performing any of its obligations under this Lease, other than Tenant’s obligation to take possession of the Premises on or before the Commencement Date and to pay Rent and all other charges and sums payable by Tenant hereunder, Tenant’s performance shall be excused for a period equal to such delay and Tenant shall not during such period be considered to be in default under this Lease with respect to the obligation, performance of which has thus been delayed.

41. SPECIAL STIPULATIONS. If the special stipulations, if any, set forth in the special stipulations attachment to this Lease (Exhibit “F”) conflict with any of the foregoing provisions, the special stipulations shall control. Such special stipulations are expressly incorporated herein by this reference. Exhibits referenced in this Lease are a part of the Lease.

42. FINANCIAL STATEMENTS. At any time during the term of this Lease, Tenant shall, upon ten (10) business days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year and such other financial information as Landlord may reasonably request. Such financial statement shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

43. SURRENDER OF PREMISES. On or before the expiration or sooner termination of this Lease, Tenant shall surrender the Premises broom-clean with all systems supplied by Landlord and maintained by Tenant to be in good repair and condition, reasonable wear and tear excepted, with Tenant’s trade fixtures, equipment and other personal property removed. Tenant shall deliver all keys for the Premises to Landlord and inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises. Notwithstanding the foregoing, Tenant shall not remove any machinery or trade fixtures that were furnished or paid for by Landlord (even if replaced by Tenant). If Tenant shall fail to remove its trade fixtures or other property, as provided herein, such property shall be deemed abandoned by Tenant and, at the option of Landlord, shall become the property of Landlord or removed and disposed of by Landlord at Tenant’s expense. Tenant shall repair any damage caused by the installation and/or removal of any property described herein. Tenant shall not remove any plumbing, electrical fixtures or equipment, heating or air conditioning equipment, floor coverings, or installed fixtures, all of which shall be deemed to constitute a part of the real estate except for trade fixtures (e.g., but not limited to portable clean rooms, manufacturing and lab equipment and facilities). In the event Tenant does not leave the Premises in the condition required by this Section, Tenant shall reimburse Landlord for the reasonable costs and expenses Landlord incurs in performing any of Tenant’s obligations hereunder (with interest at the rate of fifteen percent (15%)). Tenant’s obligations and covenants under this Section shall survive the expiration or termination of this Lease.

44. MISCELLANEOUS.

(a) This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord. Tenant has only a usufruct, not subject to levy and sale.

(b) The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other term, covenant or any subsequent breach of the same or any other term, covenant or condition herein contained.

(c) This Lease sets forth all the covenants, promises, agreements, conditions and undertakings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions or undertakings other than as herein set forth.

(d) Time is of the essence with respect to the performance of each of the covenants and agreements of this Lease; provided, however, that failure of Landlord to provide Tenant with any notification regarding adjustments in Base Rental, Additional Rent, or any other charges provided for hereunder, within the time periods prescribed in this Lease shall not relieve Tenant of its obligation to make such payments, which payments shall be made by Tenant at such time as notice is subsequently given.

(e) The captions of this Lease are for convenience of reference only and in no way define, limit or describe the scope or intent of this Lease.

(f) The laws of the State of Alabama shall govern the validity, performance and enforcement of this Lease.

(g) In any law suit or court action between Landlord and Tenant arising out of or under this Lease, the prevailing party in such law suit or court action shall be entitled to and shall collect from the non-prevailing party the reasonable attorneys’ fees and court costs actually incurred by the prevailing party with respect to said lawsuit or court action.

(h) Landlord’s obligations and liability to Tenant with respect to this Lease shall be limited solely to Landlord’s interest in the Building. Neither Landlord nor any joint venturers of Landlord, nor any officer, director, partner, shareholder or agent of Landlord or any joint venturers of Landlord, shall have any personal liability whatsoever with respect to this Lease.

(i) The rules and regulations (the “Rules and Regulations”) attached as Exhibit “B” shall be and are hereby made a part of this Lease, and Tenant, its employees and agents, will perform and abide by said Rules and Regulations, and any amendments or additions to said Rules and Regulations made from time to time by Landlord.

(j) If Tenant comprises more than one person, corporation, partnership or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.

(k) So long as Tenant is in full compliance with the terms and conditions of this Lease, Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term against any and all claims made by, through or under Landlord, subject to the terms of this Lease.

(l) The use of headings herein is solely for the convenience of indexing the various paragraphs hereof and shall in no event be considered in construing or interpreting any provision of this Lease.

(m) The submission of this Lease does not constitute an offer to lease and this Lease shall be effective only upon the due execution and delivery hereof by Landlord and Tenant.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement the day and year set forth below, effective as of the Effective Date.

TENANT:

DURECT CORPORATION, a Delaware Corporation

By:	/s/ James E. Brown
Name:	James E. Brown
Title:	CEO

Date:	Oct. 19, 2010

LANDLORD:

DRA/CLP RIVERCHASE CENTER BIRMINGHAM LLC, a Delaware limited liability company

By:	DRA/CLP Office LLC, its sole member

By:	Colonial Office Holdings LLC, its sole manager

By:	Colonial Realty Limited Partnership, its sole member

By:	Colonial Properties Trust, its general partner

By:	/s/ Jim Maher
Title:	Senior Vice President

Date:	11.05.10

EXHIBIT “A”

PREMISES

EXHIBIT “B”

RULES AND REGULATIONS

1.	Sidewalks and public portions of the Buildings, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls, shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises.

2.	No curtains, blinds, shades, louvered openings or screens shall be attached to or hung in, or used in connection with, the outside surface of any exterior window or door of the Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld. The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the public halls, public passageways or other public places in the Buildings shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills, without the prior written consent of Landlord, which shall not be unreasonably withheld.

3.	No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Buildings or on corridor walls. Signs on entrance door or doors shall conform to Building standard signs. Signs on doors shall, at Tenant’s expense, be inscribed, painted or affixed by sign makers approved by Landlord. Landlord may, if Tenant violates this provision, remove same without any liability, and any expense incurred in such removal shall be payable by Tenant.

4.	Water closets and other plumbing fixtures shall be used in a proper and safe manner. No sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by, through or under Tenant shall be borne by Tenant.

5.	Tenant shall not deface the Premises or Buildings or any part thereof. Tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Premises, and, if linoleum or other similar floor covering is used, an interlining of builders deadening felt shall be first affixed to the floor by a paste or other material, soluble in water. The use of cement or other similar adhesive material for such purpose is prohibited.

6.	No animals (except seeing eye dogs) shall be brought into or kept in or about the Premises. No cooking shall be done or permitted by Tenant on the Premises except in conformity with law and then only in the utility kitchen, if any, as set forth in Tenant’s layout, which is to be used by Tenant’s employees and guests for heating beverages and light snacks.

7.	Omitted.

8.	Tenant shall not make, or permit to be made, any disturbing or offensive noises, gases, or odors which unreasonably disturb or interfere with occupants of the Buildings or neighboring buildings or premises or those having business with them.

9.	Omitted.

10.	Other than Tenant’s installed security systems, no additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of Landlord and unless and until a duplicate key is delivered to Landlord. Tenant shall, upon termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Tenant. Tenant shall pay to Landlord the cost of any replacement keys.

11.	All moves in or out of the Premises, or the carrying in or out of any safes, freight, furniture or bulky matter of any description, must take place during the hours which Landlord determines for such activity from time to time. Only the Building freight elevator shall be used for such purposes. Tenant will ensure that movers take necessary measures required by Landlord to protect the Buildings (e.g., windows, carpets, walls, doors and elevator cabs) from damage. Landlord reserves the right to inspect all freight to be brought into the Buildings and to exclude from the Buildings all freight which violates these Rules or the Lease.

12.	Tenant shall not place any furniture, accessories or other materials on any balconies located within or adjacent to the Premises without having obtained Landlord’s express written approval thereof in each instance.

13.	Landlord shall have the right to prohibit advertising by Tenant which in Landlord’s opinion tends to impair the reputation of the Buildings or its desirability as a building for offices. Upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

14.	Landlord reserves the right to exclude from the Building at all times other than business hours all persons who do not present a pass to the Building signed by Tenant. Tenant shall be responsible for all persons to whom it issues such a pass and shall be liable to Landlord for all acts of such persons.

15.	The Premises shall not be used for lodging or sleeping.

16.	Landlord shall respond to Tenant service requests only after notification to the management office for the Building.

17.	Canvassing, soliciting and peddling in the Buildings are prohibited, and Tenant shall cooperate to prevent the same.

18.	There shall not be used in any space, or in the public halls of the Buildings, either by Tenant or by its jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks, mail carts or mail bags shall be used in passenger elevators.

19.	All paneling or other wood products not considered furniture shall be of fire retardant materials. Before installation of such materials, certification of the materials’ fire retardant characteristics shall be submitted to Landlord, in a manner satisfactory to Landlord.

20.	Tenant shall be responsible for its janitorial services with respect to the Premises. Subject to Landlord’s consent, which shall not be unreasonably withheld, Tenant may employ a third party vendor of its choosing for such services. Additionally, notwithstanding any provision to the contrary under the Lease, Tenant shall not be responsible to Landlord for any charges or Additional Rent respecting janitorial services to the Premises. Landlord shall not be responsible to Tenant for any loss of property from the Premises, or for any damage done to furniture or other effects of Tenant by the janitor or any of the employees of the janitorial services.

21.	No painting shall be done, nor shall any alterations be made, to any part of the exterior Building by putting up or changing any partitions, doors or windows, nor, with respect to the exterior Building, shall there be any nailing, boring or screwing into the woodwork or walls, nor shall any connection be made to the electric wires or electric fixtures, without the consent in writing on each occasion of Landlord. No sunscreen or other films shall be applied to the outside surface of any exterior window glass of the Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole, and when any part thereof shall be broken, the same shall be immediately replaced or repaired and put in order at Tenant’s expense under the direction and to the satisfaction of Landlord, and shall be left whole and in good repair.

22.	Landlord will post on the Building directories one name only for Tenant at no charge. All additional names which Tenant shall desire put upon said directories must be first consented to by Landlord, and if so approved, a charge to Tenant will be made for each additional listing as prescribed by Landlord to be paid to Landlord by Tenant.

23.	In no event shall any vending machines be visible from the exterior of the Premises.

24.	Parking facilities for the Building, if any, shall be used by vehicles that may occupy a standard parking area only. The use of such parking facilities shall be limited to normal business parking.

25.	Smoking shall only be permitted in such areas as Landlord may from time to time designate. Landlord shall have the right, but not the obligation, to designate an area or areas inside or outside buildings in the Park as “Designated Smoking Areas.” Landlord shall have the right to change and or limit such Designated Smoking Areas and to enact future rules and regulations concerning smoking in such Designated Smoking Areas, including the right in Landlord’s discretion, to prohibit smoking in the Designated Smoking Areas or the right to refuse to designate Designated Smoking Areas. Tenant agrees to comply in all respects with Landlord’s prohibition and regulation of smoking and to enforce compliance against its employees, agents, invitees and other persons under the control and supervision of Tenant on Premises or the Park. For purposes hereof, “smoking” means inhaling, exhaling, burning or carrying any lighted cigar, cigarette, pipe or other smoking equipment or device in any manner or form.

26.	Landlord reserves the right to modify or delete any of the foregoing Rules and to make such other and reasonable rules and regulations as in its reasonable judgment may from time to time be needed for the safety, care and cleanliness of the Premises and Property, and for the preservation of good order therein. Landlord shall not be responsible to any tenant for the non-observance, or violation, of any of these Rules by other tenants.

EXHIBIT “C”

OPERATING EXPENSES

“Operating Expenses” shall mean the operating costs and expenses attributable to Landlord’s Property, as hereinafter defined, without duplication, and delineated as follows:

1. Costs and expenses paid or incurred by Landlord for the maintenance and repair of the Buildings, its grounds, and parking areas and facilities (hereinafter called “Landlord’s Property”) and the personal property used in connection therewith, including but not limited to (i) the heating, ventilating and air-conditioning equipment, (ii) plumbing, electrical and mechanical systems and equipment, (iii) light bulbs and broken glass, including replacement thereof, (iv) all supplies, tools, equipment and materials used in the operation, management, maintenance and access control of Landlord’s Property, and (v) elevators and escalators;

2. Cost of all maintenance and service agreements for Landlord’s property and the equipment therein, including, but not limited to, security service, window cleaning, fire and life safety alarms and equipment, landscaping maintenance and customary landscaping replacement;

3. Utility costs and expenses including, but not limited to, those for gas, steam, other fuels and forms of power or energy (except electricity with respect to the rentable premises of the Buildings), water charges, sewer and waste disposal, heating and air conditioning;

4. Costs and expenses of redecorating, painting and carpeting the common areas;

5. Costs of all repairs, alterations, additions, changes, replacements and other items required by any law or governmental regulation, or by any insurance carrier, imposed or arising out of an interpretation made or issued after the date of this Lease, regardless of whether such costs, when incurred, are classified as capital expenditures, provided that such costs will be amortized by Landlord over their useful life;

6. Costs of wages and salaries of all persons engaged in the operation, maintenance, repair and security of Landlord’s Property, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, costs for providing coverage for disability benefits, costs of any pensions, hospitalization, welfare or retirement plans, or any other similar or like expense, costs of uniforms, and all other costs or expenses that Landlord pays to or on behalf of employees engaged in the operation, maintenance, repair and security of Landlord’s Property;

7. Legal and accounting expenses incurred by Landlord in connection with the management, maintenance, operation and repair of Landlord’s property, including, but not limited to, such expenses as relate to seeking or obtaining reductions in and/or refunds of real estate taxes;

8. Amortization in accordance with Generally Accepted Accounting Principles (GAAP), with interest at 6 1/2%, of capital expenditures for capital improvements made by Landlord after completion of the Buildings or any part thereof where such capital improvements are for the purpose of reducing Operating Expenses, promoting safety, or complying with governmental requirements;

9. Landlord’s insurance costs and expenses for all types of insurance carried by Landlord applicable to Landlord’s Property;

10. Security service costs and expenses;

11. Management fees not to exceed 4% of Rent;

12. Taxes, which shall mean (i) personal property taxes (attributable to the year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with Landlord’s Property for the operation thereof, and (ii) real estate taxes, assessments, community improvement district taxes and fees, sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits, unless the same shall be imposed in lieu of real estate taxes) which may now or hereafter be levied or assessed against Landlord’s Property, any other improvements hereinafter constructed on Landlord’s Property, or the rents derived from Landlord’s Property and such other improvements (in case of special taxes or assessments which may be payable in installments, only the amount of each installment paid during a calendar year shall be included in Operating Expenses for that year);

13. The Building’s pro rata share of expenses incurred for the operation and maintenance of, and taxes and assessments assessed against, the common areas of Landlord’s Property and the Park, or any portion thereof;

14. Such other expenses paid by Landlord, from time to time, in connection with the operation and maintenance of Landlord’s Property as would be expected to be paid by a reasonable and prudent operator and manager of a building and site comparable to Landlord’s Property;

15. Omitted;

16. The reasonable cost of operating the management office for the Building (and if such management office also serves any other building, such costs shall be allocated among such buildings on a per square foot basis), including the cost of office supplies, bulletins or newsletters distributed to tenants, postage, telephone expenses, maintenance and repair of office equipment, non-capital investment equipment, amortization (and reasonable financing charges) of the cost of capital investment equipment, and rent; and

17. The cost of any bus shuttle or other transportation system or equipment operated for the benefit of users of the Park.

Tenant acknowledges that the Building is part of a development, which will or may include other improvements and that certain of the cost of management, operation and maintenance of the development shall, from time to time, be allocated among and shared by two (2) or more of the improvements in the development (including the Building). The termination of such cost and their allocation shall be made by Landlord in its reasonable discretion. Accordingly, the term “Operating Expenses” as used in this Lease shall, from time to time, include some cost, expenses and taxes enumerated above which were incurred with respect to other improvements in the development but which were allocated to and shared by the Building in accordance with the foregoing. Notwithstanding the foregoing, Tenant understands and agrees that its right to use other portions of the development of which the Building is a part are those available to the general public and that this Lease does not grant Tenant additional rights of use.

EXHIBIT “D”

WORK AGREEMENT

1. Tenant’s Plans. Tenant shall furnish to Landlord plans, drawings and specifications (collectively “Tenant’s Plans”) for leasehold improvement work (the “Work”) which Tenant desires to be made to the Premises, together with a final telephone layout and special electrical connection requirements, if any and temporary clean rooms and maintenance and lab major equipment which will remain the property of Tenant, and exterior signage. The Work and Tenant’s Plans shall be subject to Landlord’s approval, which will not be unreasonably withheld. Approval by Landlord of the Work and Tenant’s plans shall not constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises.

2. Working Drawings. Tenant shall prepare final working drawings and specifications for the Work based upon and consistent with Tenant’s Plans referred to above.

3. Performance of the Work. Tenant shall perform the Work shown on the approved Working Drawings. Furthermore, all work performed by Tenant shall be subject to and in accordance with all county and city building and/or fire department codes and ordinances. Any required alterations performed to meet said code and ordinances shall be performed by Tenant and shall be included as a portion of the Work. In the event that any third-party contractor is engaged by Tenant to perform any Work, Tenant’s contractors and/or subcontractors shall be bondable and/or insured in accordance with reasonable commercial standards and Tenant shall promptly notify Landlord in writing of such contractor’s name and address that Tenant directly hired for such engagement.

4. Payment. Landlord shall pay to Tenant the Tenant Improvement Allowance (Paragraph 8) as follows: upon providing invoices with evidence of completion of the Work in the invoice and payment, with invoices not being provided more often than once per month, and with copies of any and all lien waivers prepared or acquired by or for Tenant with respect to the Work.

5. Approved Work. Tenant shall be allowed to install additional HVAC units on the roof of the Building and to install liquid nitrogen tanks, a hazardous material storage area, exhaust stacks with roof penetrations and other specialized improvements for Tenant’s use, so long as such installation and proper maintenance are done in accordance with any and all governing codes/laws, Tenant obtains Landlord’s prior written approval (which shall not be unreasonably withheld) of its plans showing the location, size, design, and method of installation of the improvements, and it is done in coordination with the property manager. Tenant will also be allowed to install a generator at an agreed location behind the Premises and a security system.

6. Omitted.

7. Tenant’s Access. Tenant shall have access immediately upon Lease execution.

8. Tenant Improvement Allowance. Landlord will provide a Tenant Improvement Allowance of $25.00 per rentable square foot toward the completion of the Work (not including any architect work) and $1.00 per rentable square foot towards the cost of the architect work. In addition, Landlord shall, at its cost, bring a sprinkler and fire alarm system into the Building to serve the Premises. Such Landlord work shall include: the installation of underground piping up to the Building then turning up and coming through the wall, insulating the exposed piping on the outside of the Building, entering the inside of the Building with piping, installing the necessary riser, and installing the appropriate feeder mains in the Premises.

EXHIBIT “E”

RENT COMMENCEMENT DATE AND EXPIRATION DATE

RE: Lease dated as of 1st day of                  2010, by and between DRA/CLP RIVERCHASE CENTER BIRMINGHAM LLC, a Delaware limited liability company, as Landlord, and DURECT CORPORATION, a Delaware Corporation, as Tenant.

1.	The Commencement Date is the first day of 2010, and the expiration date of the Term is the last day of , 20 , subject however to the terms and provisions of the Lease.

2.	Terms denoted herein by initial capitalization shall have the meanings ascribed thereto in the Lease.

“TENANT”:	DURECT CORPORATION, a Delaware Corporation

By:

Title:

Date:

“LANDLORD”:

DRA/CLP RIVERCHASE CENTER BIRMINGHAM LLC, A Delaware limited liability company

By:	DRA/CLP Office LLC, its sole member

By:	Colonial Office Holdings LLC, its sole manager

By:	Colonial Realty Limited Partnership, its sole member

By:	Colonial Properties Trust, its general partner

By:

Title:

Date:

EXHIBIT “F”

SPECIAL STIPULATIONS

If the Special Stipulations set forth in this Exhibit “F” conflict with any of the provisions of the foregoing Lease, the Special Stipulations shall control.

Right of First Refusal.

(a) Tenant shall, from and after the Date of this Amendment, have the ongoing right (“Right of First Refusal”) to lease all other available space in the Building (the “Expansion Space). Should another party present a bona fide written offer (“Offer”) to Landlord for the Expansion Space (or any portion thereof) that Landlord would be willing to accept, in its sole discretion, Landlord shall deliver written notice to Tenant of the Offer. Tenant shall have ten (10) business days after Tenant’s receipt of such notice to accept or reject the Expansion Space on the terms and conditions as set forth in the Offer; provided, however, that the term shall be coterminous with the Term of this Lease so long as the remaining term of this Lease has at least 36 months remaining and any improvement allowances under the Offer shall be prorated accordingly. If Landlord does not receive a written response from Tenant within the ten (10) business day period, the Right of First Refusal shall be automatically null and void as to such Expansion Space described in the Offer, however, in the event the Landlord and the proposed tenant for the Expansion Space do not agree to terms and no lease for such Expansion Space is entered into, Landlord shall have further the on-going obligation to offer to lease such Expansion Space to the Tenant in the event the Landlord subsequently offers to lease such Expansion Space to any other party. In the event that Tenant timely accepts the Expansion Space on the terms and conditions set forth in the Offer, Landlord and Tenant shall promptly enter into an amendment to the Lease.

(b) Notwithstanding any other term or provision of this Section or elsewhere in this Lease, expressed or implied, it is understood and agreed by Tenant that (i) one or more existing tenants of the Building (together with their respective assignees, successors or assigns, hereinafter collectively referred to as the “Existing Tenants”) may have certain expansion options, rights to lease and rights of first refusal with respect to space in the Building, including, without limitation, the Expansion Space, (ii) the rights and interests in and to the Expansion Space and all portions thereof granted by Landlord to Tenant in this Section are, in all respects, subject and subordinate to all such options and rights of the Existing Tenants and may be wholly or partially rendered void and of no effect by such options and rights, (iii) Landlord shall not be liable for the failure or inability of Tenant to exercise or benefit from any or all rights granted in this Section with respect to said Expansion Space or any portion thereof by reason of such superior rights and options of the Existing Tenants, and (iv) Tenant shall not be entitled to any compensation, consolation, consideration, replacement of such space, or any other remedy from or against Landlord by reason of such failure or inability.

(c) Upon the exercise of its right to lease the First Refusal Space covered by the Offer, Landlord and Tenant shall enter into a written agreement modifying and supplementing this Lease and specifying that the First Refusal Space is a part of the Demised Premises and under this Lease and containing other appropriate terms and provisions relating to the addition of such area to this Lease, including, without limitation, increasing, adjusting or augmenting Rent as a result of the addition of such space.

(d) If a right to lease pursuant to this Section shall not be exercised within the Offer Period or shall be waived (no notice is deemed to be a waiver of such right), then Landlord shall have the right to offer such space to the prospective tenant, and if such transaction is consummated, Tenant’s rights under this Section shall apply again at the end of that Lease and any extensions thereof. If a right to lease pursuant to this Section shall not be exercised within the Offer Period or shall be waived (no notice is deemed to be a waiver of such right), and Landlord fails to lease the space covered by the Offer within six (6) months after Landlord’s submission of a copy of the Offer to Tenant, then this Section shall be applicable to any subsequent offer to lease the First Refusal Space or any portion thereof.

(e) Notwithstanding the foregoing right of first refusal and any other provision of this Lease to the contrary, such right of first refusal is conditioned upon (i) this Lease being in full force and effect and there being no default under this Lease and no previous default hereunder by Tenant on more than two (2) occasions for which Landlord has provided to Tenant in any twenty-four (24) month period, and (ii) some portion of the First Refusal Space covered by the Offer being adjacent to the Premises. If Tenant fails to exercise the foregoing right of first refusal as provided in and in strict accordance with the terms of this Section, or if conditions (i) and (ii) in this subsection (d) are not entirely satisfied, the foregoing right of first refusal shall automatically terminate and be of no further force or effect, or if exercised, shall be null and void.

(f) Tenant shall not have the right to assign its right of first refusal to any sublessee of the Premises or any portion thereof or to any assignee of this Lease, except Permitted Transferees, nor may any such sublessee or assignee exercise or enjoy the benefit of such right of first refusal.

(g) Notwithstanding any other term or provision of this Section or elsewhere in this Lease, expressed or implied, it is understood and agreed by Tenant that (i) one or more existing tenants of the Project (together with their respective assignees, successors or assigns, hereinafter collectively referred to as the “Existing Tenants”) may have certain expansion options, rights to lease and rights of first refusal with respect to space in the Building, including, without limitation, the First Refusal Space, (ii) the rights and interests in and to the First Refusal Space and all portions thereof granted by Landlord to Tenant in this Section are, in all respects, subject and subordinate to all such options and rights of the Existing Tenants and may be wholly or partially rendered void and of no effect by such options and rights, (iii) Landlord shall not be liable for the failure or inability of Tenant to exercise or benefit from any or all rights granted in this Section with respect to said First Refusal Space or any portion thereof by reason of such superior rights and options of the Existing Tenants, and (iv) Tenant shall not be entitled to any compensation, consolation, consideration, replacement of such space, or any other remedy from or against Landlord by reason of such failure or inability.

Renewal Option.

(a) As long as Tenant is not in default in the performance of its covenants under this Lease, Landlord shall grant Tenant the two options to renew (the “Renewal Option”) the term of this Lease for a period of sixty (60) additional months (the “Renewal Term”). Tenant shall exercise the Renewal Option by delivering written notice of such election to Landlord at least six (6) months prior to the expiration of the initial term of this Lease. The renewal of this Lease shall be upon the same terms and conditions of this Lease, except (i) the Base Rental Rate during the Renewal Term shall be calculated based on 95% of the prevailing Market Base Rental Rate (as hereinafter defined) at the time the Renewal Term commences (provided in no event shall the Base Rental Rate be less than the then prevailing Base Rental Rate reserved in this Lease at the expiration of the initial Lease Term), (ii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term, (iii) Tenant shall not have the right to assign its renewal rights to any sublessee of the Premises or any portion thereof or to any assignee of the Lease, except Permitted Transferees, nor may any such sublessee or assignee exercise or enjoy the benefit of such renewal rights, (iv) the leasehold improvements will be provided in their then-existing condition (on an “as is” basis in the broadest sense of the term) at the time the Renewal Term commences, and (v) there shall not be any rent abatement period and Tenant shall not be entitled to cash payment, concessions or allowance of any nature or amount whatsoever. Notwithstanding the foregoing, Tenant shall have no right to exercise such option to renew, and Landlord shall have no obligation to renew this Lease, unless (A) this Lease shall be in full force and effect upon the date of the exercise of the Renewal Option and upon the date of the expiration of the original term, and (B) on the date of the exercise of the Renewal Option and on the date of the expiration of the original term there shall exist no current default on the part of Tenant under this Lease. If Tenant shall fail to exercise the Renewal Option within the time permitted or conditions (A) and (B) set forth above are not entirely satisfied, the Renewal Option shall automatically terminate, this Lease shall expire at the expiration of the original term and Tenant shall have no further right thereafter to renew this Lease or to acquire any interest whatsoever in the Premises. If Tenant shall remain in possession of the Premises after the expiration of the original term without there having been executed between Landlord and Tenant an amendment to this Lease as contemplated by the terms of this Section, then Tenant shall be a Tenant holding over as provided in this Lease.

(b) Whenever used in this Renewal Option, the term “Market Base Rental Rate” shall mean the annual amount per rentable square foot for space in the Riverchase area comparable to the space for which the Market Base Rental Rate is being determined (taking into consideration, location and/or floor level within the applicable building, the definition of Rentable Floor Area, leasehold improvements provided, remodeling credits or allowances granted, quality, age and location of the applicable building, rental concessions [such as abatements or lease assumptions], the provision of free or paid unassigned parking, the time the particular rate under consideration became effective, size of tenant, relative operating expenses, relative services provided, etc.). It is agreed that recent leases for comparable space located elsewhere in the Building may be used by Landlord as an indication of Market Base Rental Rate.

(c) In the event Tenant disagrees with Landlord’s determination of such Market Base Rental Rate, then within no more than fifteen (15) days after Tenant receives Landlord’s written determination of such rate Tenant shall give Landlord notice of its desire to arbitrate such rate, which notice shall be accompanied by the identity of an arbitrator appointed by Tenant. Thereafter, Landlord shall have fifteen (15) days in which to appoint its arbitrator, and within fifteen (15) days after the appointment of Landlord’s arbitrator the two arbitrators theretofore appointed shall appoint a third arbitrator. If the two arbitrators cannot agree on the appointment of a third arbitrator within fifteen (15) days, then either party shall have the right to apply to the presiding judge of the Superior Circuit Court of Jefferson County, Alabama for the selection of the third arbitrator. After the appointment of such third arbitrator, the arbitration board thus elected shall have thirty (30) days in which to reach a majority agreement on the Market Base Rental Rate as defined above, which determination shall be final and binding upon the parties hereto. If the arbitrators are unable to reach a majority agreement within such thirty (30) day period, then each of the arbitrators appointed by the parties shall give their final rendition of Market Base Rental Rate, and the parties shall appoint a third appraiser (not the prior third appraiser) with at least ten (10) years experience as an MAI appraiser and the third appraiser shall choose one of the two final renditions presented by the other two appraisers as the Market Base Rental Rate. The third appraiser’s determination shall be final and binding. If parties cannot agree on the third appraiser then either party shall have the right to apply to then presiding judge of the Circuit Court of Jefferson County, Alabama for the selection of that third arbitrator. After the Market Base Rental Rate has been established, the arbitrators shall immediately notify the parties in writing. Each arbitrator appointed hereunder shall be a member of the American Institute of Real Estate Appraisers (MAI) with at least five (5) years of full-time commercial appraisal experience in the Birmingham area, except for the second appointment of the third appraiser which will be as noted above, and no such arbitrator shall have any other existing contractual relationship with either party hereto. Landlord and Tenant shall pay the fees of their respectively appointed arbitrators and the fee of the third arbitrator shall be shared equally by Landlord and Tenant. In the event Base Rental is to be paid in accordance with 95% of the Market Base Rental Rate and such Market Base Rental Rate is then subject to dispute or arbitration as provided herein, Tenant shall nevertheless pay an amount of Base Rental equal to 95% of the Market Base Rental Rate as determined by Landlord during the pendency of any such dispute or arbitration; provided that Landlord shall promptly refund any amounts subsequently determined to have been overpaid by Tenant.

One-Time Tenant Cancellation Option.

Tenant shall have the one-time right to cancel this Lease as of the end of the ninety-third (93rd) full calendar month following the Commencement Date (the “Effective Termination Date”), but solely upon and subject to all of the following terms and conditions:

(a) Tenant shall have given written notice to Landlord at least six (6) months prior to the Effective Termination Date of Tenant’s election to cancel this Lease effective as of the Effective Termination Date. Tenant shall deliver to Landlord, accompanying such notice, in certified funds, a cancellation fee in the amount equal to all unamortized (at 7%) portions of the following: tenant improvement allowance; leasing commissions; and four months of rental abatement. Said cancellation notice shall be irrevocable and said cancelable fee shall be non-refundable, regardless of whether this cancellation right shall be rendered null and void pursuant to subsection (c) below; and

(b) On or before the Effective Termination Date, Tenant shall have vacated the Premises and surrendered exclusive possession thereof in broom-clean condition to Landlord and shall have paid to Landlord all unpaid Base Rental and other Rent due to Landlord for all time periods up to and including the Effective Termination Date; and

(c) A default or an event of default shall not be outstanding as of the date of any such notice delivered by Tenant pursuant to subsection (a) above or as of the Effective Termination Date, and this cancellation right shall, at Landlord’s option, be null and void during any period in which a default or an event of default is outstanding

Exhibit “G”

LETTER OF CREDIT

Letter of Credit (Attached hereto).

Tenant shall provide an irrevocable letter of credit, in form and substance satisfactory to Landlord in its reasonable discretion; said letter of credit shall be in the initial amount of $500,000.00, maintained in effect in its then required amount until the 30th day of November, 2016, and it shall name the Landlord as beneficiary thereunder (the “Letter of Credit”). The Letter of Credit shall be “an evergreen” letter of credit meaning that it shall automatically renew from year to year unless the issuing bank gives Landlord and Tenant no less than thirty (30) days prior written notice of its intent to exercise its election not to renew the Letter of Credit (a “Non-Renewal Notice”). In the event that the issuing bank provides such Non-Renewal Notice and no later than five (5) business days prior to the issuing bank’s exercise of its election not to renew the Letter of Credit, Tenant shall provide a replacement letter of credit in accordance with the terms hereof. The Letter of Credit shall state that Landlord may draw upon the Letter of Credit at any time, in whole or in part, (a) upon any default by Tenant under the Lease or (b) if Tenant has failed to properly maintain the Letter of Credit, or any replacement thereof, in accordance with the terms hereof. The Letter of Credit shall be payable solely upon its presentation with a sight draft and a written statement, which shall be signed by an officer of Landlord and sworn to before a notary public, certifying that Tenant is in default under the Lease. Notwithstanding any provision herein to the contrary, the use of the Letter of Credit, or any portion thereof, shall not prevent Landlord from exercising any other right or remedy provided under the Lease or by law. Notwithstanding any provision herein to the contrary, the failure of Tenant to comply with the terms hereof with respect to the Letter of Credit, or any replacement thereof, shall constitute an event of default by Tenant under the Lease. Notwithstanding any other provision above, so long as Tenant is not then in default beyond any notice to cure period, this letter of credit amount shall reduce $100,000 a year starting on the first anniversary date of the letter of credit until the final effective date of November 30, 2016, at which time the letter of credit shall expire and terminate. This annual reduction shall be automatic until Landlord notifies Tenant and the issuing bank of a default that prevents the reductions.

Exhibit “H”

Subordination Agreement and Estoppel, Non-Disturbance and Attornment Agreement

SUBORDINATION AGREEMENT

and

ESTOPPEL, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Tenant’s Trade Name:

NOTICE: THIS SUBORDINATION AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF THE MORTGAGE (DEFINED BELOW).

This SUBORDINATION AGREEMENT AND ESTOPPEL, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made as of the      day of             , 2010, by and between DURECT CORPORATION (“Tenant”) and U.S. BANK NATIONAL ASSOCIATION, as Trustee for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (“Lender”), with reference to the following facts and intentions of the parties:

R E C I T A L S

A.	DRA/CLP Riverchase Center Birmingham LLC (“Owner”) is the owner of the land and improvements commonly known as Riverchase Center, 2100, 2200 & 2300 Riverchase Parkway, Birmingham, AL 35244 and more specifically described in Exhibit B attached hereto (“Property”) and the owner of the Landlord’s interest in the lease identified in Recital B below.

B.	Tenant is the owner of the tenant’s interest in that lease dated as of the day of , 2010, executed by Owner, as landlord, and Tenant, as tenant. (Said lease is collectively referred to herein as the “Lease”).

C.	Owner is indebted to Lender under a promissory note in the original principal amount of $741,907,256.00, which note is secured by, among other things, a mortgage, deed of trust, trust indenture or deed to secure debt encumbering the Property (“Mortgage”), dated 6/13/07 and recorded 6/20/07 in the Official Records of the County of Shelby, State of Alabama (“Mortgage”).

THEREFORE, The parties agree as follows:

1.	SUBORDINATION.

1.1	Prior Lien. The Mortgage, and any modifications, renewals or extensions thereof, shall unconditionally be and at all times remain a lien or charge on the Property prior and superior to the Lease.

1

1.2	Entire Agreement. This Agreement shall be the whole agreement and only agreement with regard to the subordination of the Lease to the lien or charge of the Mortgage, and shall supersede and cancel, but only insofar as would affect the priority between the Mortgage and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a deed or deeds of trust, a mortgage or mortgages, a deed or deeds to secure debt or a trust indenture or trust indentures.

1.3	Disbursements. Lender, in making disbursements pursuant to the Note, the Mortgage or any loan agreements with respect to the Property, is under no obligation or duty to, nor has Lender represented that it will, see to the application of such proceeds by the person or persons to whom Lender disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement or agreements shall not defeat this agreement to subordinate in whole or in part.

1.4	Subordination. Tenant intentionally and unconditionally waives, relinquishes and subordinates all of Tenant’s right, title and interest in and to the Property, to the lien of the Mortgage.

2.	NON-DISTURBANCE AND ATTORNMENT.

2.1	Non-Disturbance. Notwithstanding anything to the contrary contained in the Lease, so long as there shall exist no breach, default or event of default (beyond any period given to Tenant in the Lease to cure such default) on the part of Tenant under the Lease at the time of any foreclosure of the Mortgage, Lender agrees that the leasehold interest of Tenant under the Lease shall not be terminated by reason of such foreclosure, but rather the Lease shall continue in full force and effect and Lender shall recognize and accept Tenant as tenant under the Lease subject to the provisions of the Lease.

2.2	Attornment. Notwithstanding anything to the contrary contained in the Lease, should title to the leased premises and the landlord’s interest in the Lease be transferred to Lender or any other person or entity (“New Owner”) by, or in-lieu of judicial or non-judicial foreclosure of the Mortgage, Tenant agrees, for the benefit of New Owner and effective immediately and automatically upon the occurrence of any such transfer, that: (a) Tenant shall pay to New Owner all rental payments required to be made by Tenant pursuant to the terms of the Lease for the remainder of the Lease term; (b) Tenant shall be bound to New Owner in accordance with all of the provisions of the Lease for the remainder of the Lease term; (c) Tenant hereby attorns to New Owner as its landlord, such attornment to be effective and self-operative without the execution of any further instrument; (d) New Owner shall not be liable for any default of any prior landlord under the Lease, including, without limitation, Owner, except where such default is continuing at the time New Owner acquires title to the leased premises and New Owner fails to cure same after receiving notice thereof; (e) New Owner shall not be subject to any offsets or defenses which Tenant may have against any prior landlord under the Lease, including, without limitation, Owner, except where such offsets or defenses arise out of a default of the prior landlord which is continuing at the time New Owner acquires title to the leased premises and New Owner fails to cure same after receiving notice thereof; and (f) New Owner shall not be liable for any obligations of landlord arising under the Lease following any subsequent transfer of the title to the leased premises by New Owner.

3.	ESTOPPEL. Tenant warrants and represents to Lender, as of the date hereof, that:

3.1	Lease Effective. The Lease has been duly executed and delivered by Tenant and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Tenant thereunder are valid and binding, and there have been no modifications or additions to the Lease, written or oral, other than those, if any, which are referenced above in Recital B.

3.2	No Default. To the best of Tenant’s knowledge: (a) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease either by Tenant or Owner; and (b) Tenant has no existing claims, defenses or offsets against rental due or to become due under the Lease.

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3.3	Entire Agreement. The Lease constitutes the entire agreement between Owner and Tenant with respect to the Property, and Tenant claims no rights of any kind whatsoever with respect to the Property, other than as set forth in the Lease.

3.4	Minimum Rent. The annual minimum rent per square foot of rentable area under the Lease is $12.00, subject to any escalation, percentage rent and/or common area maintenance charges provided in the Lease. The “Base Operating Expenses Rate” for any escalation is $3.26/RSF.

3.5	Rental Payment Commencement Date: The rents stated in Section 3.4 above will begin or have begun on August 1, 2011.

3.6	Rentable area. The rentable area of the leased premises is 21,540 square feet.

3.7	Commencement Date. The term of the Lease commenced or will commence on December 1, 2010.

3.8	Expiration Date. The term of the Lease will expire on July 31, 2021, subject to an early termination right of Tenant effective at the end of the 93rd month of the Lease.

3.9	No Deposits or Prepaid Rent. No deposits or prepayments of rent have been made in connection with the Lease, except as follows: (1) an initial installment of $21,540 and (2) a security deposit of $21,540.

3.10	No Other Assignment. Tenant has received no notice, and is not otherwise aware of, any other assignment of the landlord’s interest in the Lease.

3.11	No Purchase Option or Refusal Rights. Tenant does not have any option or preferential right to purchase all or any part of the Property.

4.	MISCELLANEOUS.

4.1	Heirs, Successors and Assigns. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto. Whenever necessary or appropriate to give logical meaning to a provision of this Agreement, the term “Owner” shall be deemed to mean the then current owner of the Property and the landlord’s interest in the Lease.

4.2	Addresses: Request for Notice. All notices and other communications that are required or permitted to be given to a party under this Agreement shall be in writing and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission, to the address or facsimile number below. All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses and facsimile numbers of the parties shall be:

Tenant:	Lender:

Durect Corporation	Wells Fargo Bank, N.A., as Master Servicer
Attn: Vice President and General Counsel	Attn: Lease Reviews
2 Results Way	1320 Willow Pass Road, Ste 300
Cupertino, CA 95014	Concord, California 94520

FAX No.:	FAX No.: 925-674-0567

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement.

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4.3	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and be construed as one and the same instrument.

4.4	Section Headings. Section headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

4.5	Attorneys’ Fees. If any legal action, suit or proceeding is commenced between Tenant and Lender regarding their respective rights and obligations under this Agreement, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

5.	INCORPORATION. Exhibit A, the Owner’s Consent is attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“LENDER”

U.S. BANK NATIONAL ASSOCIATION, as Trustee for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series 2007-C1

By:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer No. 2 under the Pooling and Servicing Agreement, dated as of August 1, 2007 by and among MERRILL LYNCH MORTGAGE INVESTORS, INC. Depositor and KEYCORP REAL ESTATE CAPITAL MARKETS, INC. Master Servicer No. 1 and WELLS FARGO BANK, NATIONAL ASSOCIATION Master Servicer No. 2 and CENTERLINE SERVICING INC. Special Servicer and U.S. BANK NATIONAL ASSOCIATION Trustee and WELLS FARGO BANK, NATIONAL ASSOCIATION Certificate Administrator and BANK OF AMERICA, NATIONAL ASSOCIATION, as successor by merger to LASALLE BANK NATIONAL ASSOCIATION Custodian.

By:
Name:
Its:

SWORN TO BEFORE ME and subscribed in my presence this      day of                     , 2010.

Notary Public
[SEAL]	My Commission Expires:

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“TENANT”

DURECT CORPORATION

By:
Name:
Its:

SWORN TO BEFORE ME and subscribed in my presence this      day of                     , 2010.

Notary Public
[SEAL]	My Commission Expires:

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

ALL SIGNATURES MUST BE ACKNOWLEDGED.

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EXHIBIT A

OWNER’S CONSENT

The undersigned, which owns the Property and the landlord’s interest in the Lease, hereby consents to the execution of the foregoing SUBORDINATION AGREEMENT AND ESTOPPEL, NON-DISTURBANCE AND ATTORNMENT AGREEMENT, and to implementation of the agreements and transactions provided for therein.

“OWNER”

DRA/CLP RIVERCHASE CENTER BIRMINGHAM LLC, a Delaware limited liability company

By:	DRA/CLP Office LLC, its sole member

By:	Colonial Office Holdings LLC, its sole manager

By:	Colonial Realty Limited Partnership, its sole member

By:	Colonial Properties Trust, its general partner

By:

Title:

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EXHIBIT B

(Description of Property)

EXHIBIT B to SUBORDINATION AGREEMENT AND ESTOPPEL, NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated as of the      day of                     , 2010, by and between DURECT CORPORATION (“Tenant”) and U.S. BANK NATIONAL ASSOCIATION, as Trustee for the registered holders of Merrill Lynch Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (“Lender”).

All that certain land located in the County of Shelby, State of Alabama, described on the attachment as follows:

Lot 1-A, according to a Resurvey of Lot 1 of Riverchase Office Park Phase II, as recorded in Map Book 14, page 99, being a resurvey of Lot 1 of Riverchase Office Park Phase II, as recorded in Map Book 14, page 77, in the Probate Office of Shelby County, Alabama.